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DATED APRIL 18, 2002

INVERSIONES SQNH S.A.
as Borrower

NORSK HYDRO HOLLAND B.V.
as Lender

and

INVERSIONES SQ HOLDING S.A.
as Guarantor

MR. JULIO PONCE LEROU
as Guarantor

CREDIT AGREEMENT
relating to a
term loan facility of U.S.$6,500,000

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THIS AGREEMENT is made on April 18, 2002

BY:

(1)	INVERSIONES SQNH S.A., as the Borrower;

(2)	NORSK HYDRO HOLLAND B.V., as the Lender; and

(3)	INVERSIONES SQ HOLDING S.A., as a Guarantor; and

(4)	MR. JULIO PONCE LEROU as a Guarantor.

IT IS AGREED as follows:

DEFINITIONS AND INTERPRETATION

1.1    Definitions

As used in this Agreement and the schedules and exhibits attached hereto, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural form of the terms defined):

“Advance” means the advance made to the Borrower under the Facility;

“Agreement” means this loan agreement and all schedules and exhibits attached hereto;

“Borrower” means Inversiones SQNH S.A., a corporation organized under the laws of the Republic of Chile, Chilean Tax Identification Number (R.U.T.) 96,979,520-5;

“Borrower Process Agent” shall have the meaning ascribed to it in clause 21.2;

“Business Day” means a day (other than a Saturday or Sunday) on which banks and foreign exchange markets are open for business in New York and Santiago, and on which dealings are carried on in the London interbank market;

“Cash Collateral Value” means, as of any date, the total amount of cash and Cash Equivalents pledged in favor of the Lender according to clause 10.3(h);

“Cash Equivalents” means securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having a maturity of not more than one year from the date of acquisition;

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“CISA” means Cerámicas Industriales S.A., a corporation organized under the laws of the Republic of Chile, Chilean Tax Identification Number (R.U.T.) 88,061,600-5;

“Closing Date” means the date of this Agreement;

“CLP” means the lawful currency of the Republic of Chile;

“CSSA” means Cerámicas Santiago S.A., a corporation organized under the laws of the Republic of Chile, Chilean Tax Identification Number (R.U.T.) 84,976,200-1;

“Currency of Obligation” shall have the meaning ascribed to it in clause 19.1;

“Currency of Payment” shall have the meaning ascribed to it in clause 19.1;

“Default” means any event specified as such in clause 11.1;

“Dollar(s)”, “USD” and “$” mean the lawful currency of the United States of America;

“Encumbrance” means any mortgage, charge, assignment by way of security, pledge, hypothecation, lien, right of set-off, retention of tale provision, trust arrangement (for the purpose of, or which has the effect of, granting security), litigation, prohibitions to transfer, assign or encumber or other restrictions, attachments, injunctions or measures in aid of execution, resolutory actions or conditions, rights of first refusal or other preferential rights of third parties or any other security interest of any kind whatsoever, or any agreement, whether conditional or otherwise, to create any of the same, or any promise to sell, option, conditional term sale, or any contract the purpose of which is to transfer ownership, or any agreement to sell or otherwise dispose of any asset on terms whereby such asset is or may be leased to or re-acquired or acquired by the Borrower;

“Exchange Rate” means the exchange rate denominated “Dolar Observado”, published in the Chilean Official Gazette on the day previous to the day of such determination takes place, by the Central Bank of Chile in accordance with Chapter I, paragraph six, of the Compendium of Foreign Exchange Regulations of the Central Bank of Chile; provided that if the Central Bank of Chile ceases to publish the Dolar Observado, the exchange rate shall be determined by reference to the rate of exchange replacing the Dolar Observado.

“Facility” means the Dollar term loan facility granted to the Borrower under this Agreement;

“Facility Amount” means $6,500,000;

“Facility Period” means the period starting on the date of this Agreement and ending on the date on which all the obligations and liabilities of the Borrower and the Guarantor under this Agreement are discharged in full and the Lender has no continuing obligation under this Agreement;

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“Florencia” means Porcelanas Florencia S.A., a closed corporation organized under the laws of the Republic of Chile, Chilean Tax Identification Number (R.U.T.) 93,186,000-3;

“Guarantor(s)” means (i) Ponce, and (ii) SQH;

“Guarantors’ Process Agent” shall have the meaning ascribed to it in clause 21.3;

“Guaranty” shall have the meaning ascribed to it in section 13;

“Indebtedness” of any person (a “Person”) means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capitalized leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all Indebtedness of others referred to in clauses (a) through (f) above or clause (h) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (h) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Interest Date” means the last day of an Interest Period;

“Interest Period” means each period as described in section 4 for the purpose of calculating interest on the Principal Balance or overdue amounts;

“Lender” means Norsk Hydro Holland B.V., a corporation organized under the laws of The Netherlands;

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“LIBOR” means, in respect of the Advance or other sum and in respect of a particular Interest Period:

(a) the rate per annum quoted at or about 12:00 noon London time two Business Days prior to the first Business Day in that Interest Period for deposits in Dollars offered for a period comparable to that Interest Period by first rate commercial banks operating in the London Interbank market as published on Reuters page LIBOR01; and

(b) if no such display rate is available, the rate per annum (as determined by the Lender) at which the Lender was offering deposits in Dollars in an amount comparable with the Advance or other sum, as the case may be, to leading banks in the London interbank market for a period equal to that Interest Period at or about 11:00 a.m. on the second Business Day before the first day of that Interest Period;

“Loan” means the $6,500,000 loan from the Lender to the Borrower pursuant to the Facility;

“Margin” means two and one half percent (21/2%) per annum;

“Market Value” means, as of any day, the closing price per share of the Pledged Shares, as quoted on the Santiago Stock Exchange (Bolsa de Comercio de Santiago) on the close of business on the day prior to such day, converted into Dollars using the prevailing Exchange Rate;

“Material Adverse Effect” means, with respect to any person, an effect which, in the reasonable opinion of the Lender, may be materially adverse to (a) the ability of such person to perform its obligations under this Agreement or (b) the business, assets, financial condition or prospects of such person;

“Minimum Coverage Ratio” means, as of any date, a fraction, the numerator of which shall be an amount equal to the Pledged Shares Value as of such date, and the denominator of which shall be the sum of (i) the aggregate principal amount of the Advance outstanding as of such date, minus (ii) an amount equal to the Cash Collateral Value as of such date.

“NG” means Norte Grande S.A., a corporation organized under the laws of the Republic of Chile, Chilean Tax Identification Number (R.U.T.) 96,529,340-K;

“NG Stock” means the shares of the voting common stock of NG;

“NG Stock Purchase Agreement” means the stock purchase agreement entered into between the Borrower and SQH in respect of all the shares of NG owned by SQH, which amount to 10.833.556.317 shares, representing 82.98% of the share capital of NG;

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“Note” means that certain promissory note, of even date herewith, in the original principal amount of $6,500,000 made by the Borrower for the benefit of the Lender, according to exhibit 1;

“OB” means Sociedad de Inversiones Oro Blanco S.A., a corporation organized under the laws of the Republic of Chile, Chilean Tax Identification Number (R.U.T.) 96,532,830-0;

“Option Agreement” means the Amended and Restated Option Agreement of even date herewith between Patco, SQGC, SQH, Mr. Roberto Guzman Lyon and Norsk Hydro ASA;

“Pacific” means Pacific Trust, a trust entity organized under the laws of British Virgin Islands;

“Patco” means Pacific Atlantic Trading Corporation, a corporation organized under the laws of the Cayman Islands;

“Payment Office” means the Lender’s office at Citibank N.A., New York or any other office of the Lender hereafter selected and notified to the Borrower from time to time by the Lender;

“PC” means Sociedad de Inversiones Pampa Calichera S.A., a corporation organized under the laws of the Republic of Chile, Chilean Tax Identification Number (R.U.T.) 96,511,530-7

“PCOS” means Calichera Caiman, a corporation organized under the laws of the Cayman Island;

“PC Credit Agreement” means the credit agreement dated June 22, 2001, as amended, between Norsk Hydro ASA as lender and PCOS as borrower, under which Norsk Hydro ASA has extended a loan to PCOS in the amount of $18,000,000;

“Pledge Agreement” shall have the meaning ascribed to it in Section 3.2(i) hereof.

“Pledged Shares” means the pledged shares of NG evidenced in share certificate number 1847 issued by NG in the name of the Borrower, that are registered in the name of the Borrower in the shareholders’ registry of NG;

“Pledged Shares Value” means, as of any date, the Market Value of the NG Stock as of such date, multiplied by the number of such shares pledged pursuant to the Pledge Agreement as of such date;

“Ponce” means Mr. Julio Ponce Lerou, an individual of Chilean citizenship, Chilean national identity card number 4,250,719-9;

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“Principal Balance” means, at any date, the Loan less (i) any amounts by which the Loan has been prepaid;

“Repayment Date” means the third anniversary of the Closing Date, if such date is a Business Day and if it is not a Business Day, the Business Day immediately preceding such date;

“SQGC” means SQ Grand Cayman Corporation, a corporation organized under the laws of the Cayman Islands;

“SQGC Loan” means the loan granted by Norsk Hydro ASA to SQGC on the 22nd of June 2001 in the amount of USD 7,000,000;

“SQH” means Inversiones SQ Holding S.A., a corporation organized under the laws of the Republic of Chile, Chilean Tax Identification Number (R.U.T.) 85,188,601-K;

“Stamp Tax” means the stamp tax payable pursuant to Decree Law No. 3,475 of 1980, as amended, on the Advance made under this Agreement whether evidenced by the Note issued in respect thereof or not, being, as of the date hereof, set at the rate of 1.608% on the principal amount thereof and on certain extensions thereof or any capitalized interest thereon; and

“Taxes” includes all present and future taxes, charges, imposts, duties, levies, deductions, withholdings or fees of any kind whatsoever, present and future, or any amount payable on account of or as security for any of the foregoing, payable at the instance of or imposed by any statutory, governmental, international, state, federal, provincial, local or municipal authority, agency, body or department whatsoever or any central bank or monetary agency, together with any penalties, additions, fines, surcharges or interest relating thereto; and “Tax” and “Taxation” shall be construed accordingly.

1.2    Headings

The headings in this Agreement are for convenience only and shall be ignored in construing this Agreement.

1.3    Interpretation

In this Agreement (unless otherwise provided):

(a)	references to clauses, schedules and exhibits are to be construed as references to the clauses of and schedules and exhibits to, this Agreement;

(b)	references to this Agreement or any other document shall be construed as references to this Agreement or that other document, as amended, varied, novated or supplemented from time to time, as the case may be;

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(c)	words importing the singular shall include the plural and vice versa;

(d)	references to a person shall be construed so as to include that person’s assigns, transferees or successors;

(e)	references to any statute or statutory provision include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute;

(f)	references to time are to Santiago, Chile time, unless otherwise noted.

2     PURPOSE

2.1    Purpose

The Borrower shall use the proceeds of the Loan to pay to SQH the purchase price according to the NG Stock Purchase Agreement simultaneously with the making of the Advance by the Lender.

Ponce shall cause that, simultaneously with SQH receiving the purchase price mentioned above (i) SQH transfers USD 7,000,000 of the proceeds to cause the repayment of the SQGC Loan, and (ii) SQH uses USD 29,663,265 of the proceeds to pay for shares in SQNH subscribed according to the Option Agreement.

2.2    No obligation to investigate

The Lender shall be permitted but not obliged to investigate the use or application of the proceeds of the Loan.

3     ADVANCE

3.1    At Closing

On the Closing Date and subject to the terms of this Agreement, the Advance shall be made to the Borrower in the full amount of the Facility.

3.2    Conditions to Advance

The obligation of the Lender to make the Advance under this Agreement is subject to the conditions that on the Closing Date:

(a)	the representations and warranties contained herein are correct;

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(b)	no Default has occurred and is continuing or would occur on the making of the Advance;

(c)	receipt by the Lender of the documents listed in schedule 1;

(d)	the Borrower pays the purchase price according to the NG Stock Purchase Agreement;

(e)	SQH subscribes and pays for the newly issued shares of SQNH according to the terms of the Option Agreement;

(f)	the SQGC Loan is repaid;

(g)	the Borrower delivers the Note to the Lender;

(h)	all Taxes due on or prior to such Closing Date in connection with the preparation, execution, filing, delivery, recordation and notarization of this Agreement and the Note, including without limitation any applicable stamp taxes levied in any applicable jurisdiction, shall have been paid in full by the Borrower, and the Lender shall have received evidence satisfactory to it, or if any such Taxes are payable following such Closing Date, provision satisfactory to the Lender shall have been made on or before such Closing Date for the payment of such Taxes;

(i)	the Borrower shall have duly executed and delivered a pledge agreement, substantially in the form of exhibit 2 (a “Pledge Agreement”), pursuant to which the Borrower shall have pledged to the Lender a number of shares of Pledged Shares in an amount sufficient to satisfy the Minimum Coverage Ratio as of the Closing Date (after giving effect to the Advance made prior to and on such date), together with the certificates representing all the Pledged Shares referred to therein and evidence of the completion of all recordings and filings of, or with respect to the Pledged Shares as may be necessary or, in the opinion of the Lender, desirable to perfect the security interests intended to be created by the Pledge Agreement; and

(j)	SQH and Ponce shall have authorized, executed and delivered an irrevocable, unconditional and absolute guaranty as set forth in section 13 guaranteeing the obligations of the Borrower hereunder, substantially in the form of exhibit 3.

4     INTEREST

4.1    Interest rate

Interest shall accrue on the Principal Balance and any unpaid interest added according to clause 4.4 (b), from and including the Closing Date to but excluding the date the Principal Balance is repaid at the rate determined by the Lender to be the aggregate of:

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(a)	the Margin; and

(b)	LIBOR.

4.2    Interest Periods

Interest on the Principal Balance shall be calculated by reference to successive Interest Periods of three hundred and sixty five days duration commencing on the date of the Advance.

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the preceding Business Day.

4.3    Default interest

If the Borrower fails to pay any amount payable under this Agreement within five (5) days after the due date, it shall pay default interest on the overdue amount from the due date to the date of actual payment calculated by reference to successive Interest Periods of three hundred and sixty five days duration at the rate per annum being the maximum interest rate permitted by Chilean law.

So long as the overdue amount remains unpaid, the default interest rate shall be recalculated in accordance with the provisions of this clause 4.3 on the last day of each such Interest Period and any unpaid interest shall be compounded at the end of each Interest Period.

4.4    Calculation and payment of interest

Interest due from the Borrower under this Agreement shall:

(a)	accrue from Interest Period to Interest Period at the rate calculated under this section 4;

(b)	be paid on the last day of each Interest Period (if such date is a Business Day and if such date is not a Business Day, on the Business Day immediately preceding such date) and on the Repayment Date; and

(c)	be calculated on the basis of the actual number of days elapsed and a 360 day year.

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5     REPAYMENT AND PREPAYMENT

5.1    Repayment

The Borrower shall repay the Principal Balance and all accrued and unpaid interest to the Lender on the Repayment Date.

5.2    Voluntary Prepayment

The Borrower may, at any time, prepay the Principal Balance in whole or in part; provided, however that if the Borrower makes any such prepayment other than on the last day of an Interest Period, the Borrower shall pay all interest for the entire Interest Period in question on the amount of the Principal Balance prepaid with such prepayment.

5.3    Mandatory Prepayment on Illegality or Repudiation.

If it is or becomes unlawful under the laws of any relevant jurisdiction for the Borrower to perform or comply with, or the Borrower repudiates any of its obligations under, this Agreement, the Lender may by notice to the Borrower:

(a)	cancel the Facility and require the Borrower immediately to repay the Principal Balance together with accrued interest and all other sums payable under this Agreement; or

(b)	place the Facility on demand, whereupon the Principal Balance together with accrued interest and all other sums payable under this Agreement shall become repayable on demand made by the Lender.

Upon the service of any such notice by the Lender its obligations (but not its rights) under this Agreement shall be terminated.

6     CHANGES IN CIRCUMSTANCES

6.1    Illegality

If it is or becomes illegal for the Lender to maintain its commitment or to continue to make available the Principal Balance, then:

(a)	the Lender shall notify the Borrower; and

(b)	(i) the obligations of the Lender hereunder shall be canceled; and

(ii)	the Borrower shall prepay the Principal Balance (together with accrued interest on the amounts prepaid and all other amounts owing to the Lender

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under this Agreement) within sixty (60) Business Days of demand by the Lender (or, if permitted by the relevant law, on the next Interest Date).

7     PAYMENTS

7.1    Place and time

All payments by the Borrower under this Agreement shall be made at the Payment Office at 12:00 PM, New York time.

7.2    Funds

All payments to the Lender under this Agreement shall be made for value on the appropriate due date in freely transferable and readily available funds.

7.3    Business Days

If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

7.4    Currency

All payments relating to costs, losses, expenses or Taxes shall be made in the currency in which the costs, losses, expenses or Taxes were incurred. Any other payment under this Agreement shall be made in Dollars.

7.5    Partial payments

7.5.1	If the Lender receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under this Agreement, the Lender shall apply that payment towards the obligations of the Borrower under this Agreement in the following order:

(a)	first, in or towards payment of any unpaid fees, indemnities, costs and expenses of the Lender under this Agreement;

(b)	second, in or towards payment of any accrued interest due but unpaid under this Agreement;

(c)	third, in or towards payment of any principal due but unpaid under this Agreement; and

(d)	fourth, in or towards payment of any other sum due but unpaid under this Agreement.

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7.5.2	Clause 7.5.1 shall override any appropriation or allocation made by the Borrower.

7.6    Set-off and counterclaim

All payments by the Borrower under this Agreement shall be made without set-off or counterclaim.

8     TAXES

(a)  Any and all payments by the Borrower hereunder or under the Note shall be made free and clear of and without deduction for any and all present or future Taxes, excluding, in the case of the Lender, taxes imposed on its overall net income, branch profits taxes, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which the Lender is organized. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note, (i) the sum payable shall be increased by the Borrower as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this section, the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)  In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Note or from the execution, delivery or registration of, performing under, enforcement of, or otherwise with respect to, this Agreement or the Note and the Stamp Tax (hereinafter referred to as “Other Taxes”).

(c)  The Borrower shall indemnify the Lender for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section), imposed on or paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 5 days from the date the Lender makes written demand therefor.

(d)  Within 30 days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Lender, at its address referred to in Section 17.3, the original or a certified copy of a receipt evidencing such payment.

9    REPRESENTATIONS AND WARRANTIES

9.1    Representations and warranties of the Borrower

The Borrower represents and warrants to the Lender that:

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(a)	Status: it is a stock corporation under the laws of the Republic of Chile and possesses the capacity to sue and be sued in its own name and has the power to carry on its business and to own its property and other assets;

(b)	Powers and authority: it has power to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement and all necessary corporate and other action has been or will be taken to authorize the execution, delivery and performance of the same;

(c)	Binding obligations: its obligations under this Agreement constitute its legal, valid, binding obligations enforceable against it in accordance with their terms, which enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally;

(d)	Contraventions: the execution, delivery and performance by it of this Agreement do not:

(i)	contravene any applicable law or regulation or any order of any governmental or other official authority, body or agency or any judgment, order or decree of any court having jurisdiction over it;

(ii)	conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it is a party or any license or other authorization to which it is subject or by which it or any of its property is bound; or

(iii)	contravene or conflict with the provisions of its memorandum and articles of association or equivalent constitutive documents;

(e)	Insolvency: it has not taken any action nor have any steps been taken or legal proceedings been started or threatened in writing against it for winding-up, dissolution or re-organization, the enforcement of any Encumbrance over its revenues or assets or for the appointment of a receiver, administrative receiver, or administrator, trustee or similar officer of it or of any of its revenues or assets;

(f)	No Encumbrances created: other than as contemplated in this Agreement, its execution of this Agreement and the exercise of its rights and the performance of its obligations under this Agreement will not result in the creation of, or any obligation to create, any Encumbrance over or in respect of its present or future revenues or assets;

(g)	NG: it is the owner of 10,833,556,317 shares of NG, which as of this date represent 82.98% of the outstanding paid-up share capital of NG;

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(h)	Pledged Shares: that it is the sole and exclusive owner of the Pledged Shares, that the Pledged Shares have been fully subscribed and paid-up and that the Pledged Shares are free and clear of any Encumbrances or other impediments which may affect their free disposition or the creation of the Pledge; and

(i)	Authorizations: all authorizations, approvals, licenses and consents required:

(i)	for the conduct of the business activities of the Borrower;

(ii)	for the performance and discharge of the Borrower’s obligations under this Agreement; and

(iii)	in connection with the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement,

are in full force and effect.

(j)	As of the date hereof, there is no pending, or threatened, action, suit, investigation, litigation or proceeding affecting the Borrower before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

(k)	The Borrower has filed all tax returns (national, departmental, local, municipal and foreign) required to be filed and has paid all taxes, assessments, fees and other charges (including interest and penalties) due with respect to the years covered by such returns.

(l)	No income, stamp or other taxes (other than taxes on, or measured by, net income or net profits) or levies, imposts, deductions, charges, compulsory loans or withholdings whatsoever are or will be, under applicable law in Chile as of such date, imposed, assessed, levied or collected by Chile or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution of this Agreement or the Note or (ii) on any payment to be made by the Borrower pursuant to this Agreement or the Note, except (A) the Stamp Tax, (B) the withholding tax payable pursuant to Decree Law No. 824 of 1974, as amended, at a rate of 35% on interest.

(m)	The Borrower is subject to civil and commercial law with respect to its obligations hereunder, and the execution, delivery and performance by the Borrower of its obligations under this Agreement or the Note constitute private and commercial acts (jure gestionis acts) rather than public or governmental acts (jure imperii acts). Neither the Borrower nor any of its respective properties has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Chile.

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(k)	This Agreement and the Note are in proper legal form under the laws of Chile for the enforcement thereof against the Borrower under the laws of Chile; and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and the Note in Chile (except for the official translation into Spanish of this Agreement or the Note by the Ministry of Foreign Affairs of Chile, if executed in a foreign language), it is not necessary that this Agreement or the Note or any other document be filed or recorded with any court or other authority in Chile or that any stamp or similar tax be paid on or in respect of this Agreement or the Note (except the payment of the Stamp Tax).

9.2    Representations and Warranties of SQH

SQH warrants and represents to the Lender that:

(a)	Status: it is a stock corporation under the laws of the Republic of Chile and possesses the capacity to sue and be sued in its own name and has the power to carry on its business and to own its property and other assets;

(b)	Powers and authority: it has power to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement and all necessary corporate and other action has been or will be taken to authorize the execution, delivery and performance of the same;

(c)	Binding obligations: its obligations under this Agreement constitute its legal, valid, binding obligations, enforceable against it in accordance with their terms, which enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors rights generally;

(d)	Contraventions: the execution, delivery and performance by it of this Agreement do not:

(i)	contravene any applicable law or regulation or any order of any governmental or other official authority, body or agency or any judgment, order or decree of any court having jurisdiction over it;

(ii)	conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it is a party or any license or other authorization to which it is subject or by which it or any of its property is bound; or

(iii)	contravene or conflict with the provisions of its memorandum and articles of association or equivalent constitutive documents;

(e)	Insolvency: it has not taken any action nor have any steps been taken or legal proceedings been started or threatened in writing against it for winding-up,

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dissolution or re-organization, the enforcement of any Encumbrance over its revenues or assets or for the appointment of a receiver, administrative receiver, or administrator, trustee or similar officer of it or of any of its revenues or assets;

(f)	No Encumbrances created: other than as contemplated in this Agreement, its execution of this Agreement and the exercise of its rights and the performance of its obligations under this Agreement will not result in the creation of, or any obligation to create, any Encumbrance over or in respect of its present or future revenues or assets; and

(g)	Authorizations: all authorizations, approvals, licenses and consents required:

(i)	for the conduct of the business activities of SQH;

(ii)	for the performance and discharge of SQH’s obligations under this Agreement; and

(iii)	in connection with the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement,

are in full force and effect.

9.3    Representations and Warranties of Ponce

Ponce represents and warrants to the Lender that:

(a)	Status: he is a citizen of Chile and possesses the capacity to sue and be sued in his own name and has the power to carry on his business and to own his property and other assets;

(b)	Powers and authority: he has the capacity to execute, deliver and perform his obligations under this Agreement and to carry out the transactions contemplated by this Agreement and all other necessary action has been or will be taken to carry through the execution, delivery and performance of the same;

(c)	Binding obligations: his obligations under this Agreement constitute his legal, valid, binding obligations, enforceable against him in accordance with their terms, which enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors rights generally;

(d)	Contraventions: the execution, delivery and performance by it of this Agreement do not:

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(i)	contravene any applicable law or regulation or any order of any governmental or other official authority, body or agency or any judgment, order or decree of any court having jurisdiction over him; or

(ii)	conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which he is a party or any license or other authorization to which he is subject or by which he or any of his property is bound;

(e)	Insolvency: he has not taken any action nor have any steps been taken or legal proceedings been started or threatened in writing against him for the enforcement of any Encumbrance over his revenues or assets or for the appointment of a receiver, administrative receiver, or administrator, trustee or similar officer of any of his revenues or assets;

(f)	No Encumbrances created: other than as contemplated in this Agreement, his execution of this Agreement and the exercise of his rights and the performance of his obligations under this Agreement will not result in the creation of, or any obligation to create, any Encumbrance over or in respect of his present or future revenues or assets;

(g)	Pacific: he is the beneficial owner of 100% of the outstanding share capital of Pacific;

(h)	Patco: he is the owner of 1 share of Patco, which as of this date represent 100% of the outstanding share capital of Patco;

(i)	SQGC: Patco is the owner of 1 share of SQGC, which as of this date represents 100% of the outstanding share capital of SQGC;

(j)	SQH: SQGC is the owner of 99.9% of the issued and outstanding paid-up capital of SQH; and

(k)	Authorizations: all authorizations, approvals, licenses and consents required:

(i)	for the performance and discharge of Ponce’s obligations under this Agreement; and

(ii)	in connection with the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement,

are in full force and effect.

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9.4    Repetition

The representations and warranties in clauses 9.1, 9.2 and 9.3 shall survive the execution of this Agreement.

10    UNDERTAKINGS

10.1   Information undertakings

The Borrower and the Guarantors each undertake in favor of the Lender that during the Facility Period they shall:

(a)	General information: supply to the Lender such information, documents and records about their business, financial condition, operations and prospects as the Lender may from time to time reasonably require; and

(b)	Material adverse effect, etc: promptly notify the Lender of:

(i)	the occurrence of any event which might have a Material Adverse Effect with respect to them, to Patco or to SQGC; and

(ii)	any material Encumbrance of which the Borrower or any Guarantor becomes aware attaching to their revenues or assets, those of Patco or those of SQGC.

10.2   Positive undertakings

The Borrower and the Guarantors undertake that during the Facility Period they shall, unless the Lender otherwise agrees, obtain, maintain and comply with the terms of any material authorization, approval, license and consent required:

(a)	for the conduct of their business activities; and

(b)	to enable them to perform their obligations under, and for the, validity, enforceability and admissibility in evidence of, this Agreement.

10.3   Negative undertaking

Each of the Borrower and SQH undertakes that during the Facility Period it shall not, unless the Lender otherwise agrees,

(a)	make any substantial change to the general nature, or scope of its business from that carried on at the date of this Agreement; or

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(b)	incur any additional Indebtedness for money borrowed in an amount greater than $2,000,000. However, the Borrower is authorized to incur new Indebtedness in excess of $2,000,000, provided that, the proceeds thereof are exclusively used to perform obligations arising from the purchase by the Borrower from SQH of all of its shares in NG, and/or to repay the Loan; or

(c)	create or suffer to exist any Encumbrance on any of its assets; or

(d)	sell any of its assets in excess of ten percent (10%) in value of its total assets except in the ordinary course of its business; or

(e)	divide, dissolve, liquidate, merge or consolidate with another company, sell all or substantially all of its assets or make any material change in its by-laws, articles of incorporation or capital structure; or

(f)	make any loans or advances to, or guaranty the debts or obligations of, any other person or entity; or

(g)	declare any dividends in excess of the minimum amount required by law; or

(h)	permit the Minimum Coverage Ratio to be less than 2.0 at any time; except however, that the Minimum Coverage Ratio may be less than 2.0 but not less than 1.8, as of not more than five days of any 10 consecutive day period; provided, however, that the Borrower and SQH shall have up to five Business Days after the earlier to occur of its knowledge of the occurrence of such deficiency or its receipt of written notice thereof from the Lender (or, if the Minimum Coverage Ratio is 1.5 or less, within one Business Day after its knowledge of such occurrence or receipt of such notice) to either (i) pledge and deliver additional NG Stock to the Lender (together with a Pledge Agreement with respect thereto), and/or (ii) to pledge in favor of the Lender an amount of cash or Cash Equivalents as provided for in clause 12.3 hereof, the effect of which will result in a Minimum Coverage Ratio of not less than 2.0.

11    DEFAULT

11.1   Default

Each of the following shall be a Default:

(a)	Non-payment: the Borrower does not pay within five (5) Business Days after the due date any amount payable by it under this Agreement at the place at and in the currency and funds in which it is expressed to be payable; or

(b)	Other defaults: the Borrower or any Guarantor breaches any of its other material obligations under this Agreement and such breach is not remedied within 60 days

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after notice of that breach has been given by the Lender to the Borrower and the Guarantors; or

(c)	Breach of representation or warranty: any representation, warranty or statement made by the Borrower or the Guarantors under this Agreement or in any document delivered by or on behalf of the Borrower or the Guarantors under or in connection with this Agreement is materially incorrect when made; or

(d)	Attachment or distress: a creditor or encumbrancer attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against any of the material revenues or assets of the Borrower or any Guarantor which (1) is not discharged or stayed within 90 days and (2) may have a Material Adverse Effect; or

(e)	Litigation: any litigation, arbitration or administrative proceeding is current or pending (1) to restrain the exercise of any of the rights of the Lender or the Borrower or any Guarantor and/or the performance or enforcement of or compliance with any of the obligations of the Borrower or the Guarantors under this Agreement and (2) may have a Material Adverse Effect; or

(f)	Inability to pay debts: the Borrower or any Guarantor:

(i)	suspends payment of its debts or is unable or admits its inability to pay its debts as they fall due; or

(ii)	proposes or enters into any composition or other arrangement for the benefit of its creditors generally or any class of creditors; or

(g)	Insolvency proceedings: other than a winding-up petition which is proved to the satisfaction of the Lender to be frivolous or vexatious and which is, in any event, discharged within 90 days of its presentation or, if earlier, the date on which it is advertised; any person takes any action or any legal proceedings are started or other steps taken for:

(i)	the Borrower or any Guarantor to be adjudicated or found insolvent; or

(ii)	the winding-up or dissolution of the Borrower or SQH other than in connection with a solvent reconstruction, the terms of which have been previously approved in writing by the Lender; or

(iii)	the appointment of a trustee, receiver, administrative receiver or similar officer in respect of the Borrower or any Guarantor or any of their revenues or assets; or

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(h)	Change of Control:

(i)	Ponce shall cease to own (either directly or indirectly) 100% in the aggregate of the issued and outstanding common stock of Pacific; or

(ii)	Pacific shall cease to own (either directly or indirectly) 100% in the aggregate of the issued and outstanding common stock of Patco; or

(iii)	Patco shall cease to own (either directly or indirectly) 100% in the aggregate of the issued and outstanding common stock of the SQGC; or

(iv)	SQGC shall cease to own (either directly or indirectly) 99.9% of the issued and outstanding capital stock of SQH; or

(v)	SQH shall cease to own (either directly or indirectly) at least 51% of the issued and outstanding capital stock of the Borrower; or

(vi)	The Borrower shall cease to own (either directly or indirectly) at least 82.98% in the aggregate of the issued and outstanding common stock of NG; or

(vii)	the Guarantor shall otherwise cease to control Patco, SQH or the Borrower as reasonably determined by the Lender; or

(i)	Cross Default Other Debt: The Borrower or SQH shall fail to pay any principal of or premium or interest on any Indebtedness that is outstanding in a principal or notional amount of at least U.S.$500,000 (or its equivalent in other currency) in the aggregate (but excluding debt outstanding hereunder) of the Borrower or SQH (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(j)	Nationalization: acquisition, expropriation or nationalization by the State of Chile or any agency or subdivision thereof, of all or a material part of the assets of the Borrower takes place which would have a Material Adverse Effect; or

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(k)	Relationship to other agreements and undertakings: any Pledge Agreement, the Guaranty and public deeds referred to in sections 12 and 13 hereof, or any provision thereof shall cease to be in full force and effect, or shall cease to give the Lender the liens, rights, powers or privileges purported to be created thereby, or any of the Borrower or SQH shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Pledge Agreement or the guarantees and public deeds referred to in sections 12 and 13 hereof.

11.2   Acceleration

If a Default occurs and remains unremedied the Lender may by notice to the Borrower:

(a)	cancel the Facility and require the Borrower immediately to repay the Principal Balance together with accrued interest and all other sums payable under this Agreement, whereupon they shall become immediately due and payable; or

(b)	place the Facility on demand, whereupon the Principal Balance together with accrued interest and all other sums payable under this Agreement shall become repayable on demand made by the Lender.

Upon the service of any such notice by the Lender its obligations (but not its rights) under this Agreement shall be terminated.

12    PLEDGE

12.1   Pledge and prohibition to perform certain actions

The Borrower hereby pledges the Pledged Shares in favor of the Lender according to Title XV of the Second Book of the Chilean Code of Commerce, as collateral for the guarantee of the full and prompt payment and performance when due of all its obligations under this Agreement and the Note. The pledge of the Pledged Shares shall secure not only the principal, interests and fees of the Loan but all other interest, commissions, Taxes, fees, remunerations, charges, reimbursable expenses, disbursements and any other amount or obligation for which performance or payment the Borrower is liable under this Agreement. The pledge also secures all future extensions and renewals of all the obligations of the Borrower under this Agreement. It also secures all other notes and other documents that the Borrower may issue, execute, consent or accept in the future, in substitution, supplement or replacement of or in addition to those issued, executed, consented or accepted by the Borrower according to this Agreement.

Additionally, in each and every Pledge Agreement the Borrower shall undertake not to transfer, assign, encumber or execute acts or contracts over all or part of the Pledged Shares, without prior written consent of the Lender.

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12.2   Additional pledges and prohibitions

The Borrower hereby undertakes that any and all Pledge Agreements cover and include a sufficient number of Pledged Shares of NG so as to allow that, throughout the time during which any of its obligations under this Agreement remains outstanding, the Minimum Coverage Ratio referred to in clause 10.3(h) is maintained.

12.3   Cash collateral

If for any reason the Borrower is not in position to pledge additional NG Stock in order to maintain the Minimum Coverage Ratio, then the Borrower may elect to maintain from time to time in addition to the Pleged Shares, a cash collateral over Cash Equivalents, as collateral for the guarantee of the full and prompt payment and performance when due of all of the Borrower’s obligations under this Agreement and the Note.

13    GUARANTY

13.1	SQH, as Guarantor, personally, unconditionally and irrevocably guarantees as joint and several surety the full and prompt payment and performance when due of all obligations of the Borrower under this Agreement and the Note. Furthermore, Ponce, as Guarantor, personally, unconditionally and irrevocably guarantees as joint and several surety the full and prompt payment and performance when due of all obligations of the Borrower under this Agreement and the Note. The mentioned guarantees shall be limited to 51% of the amount of the Loan, and interest payable thereon. The joint and several guaranty of the Guarantors (the “Guaranty”) includes not only the principal, interests and fees of the Loan but all other interests, commissions, Taxes, fees, remunerations, charges, reimbursable expenses, disbursements and any other amount or obligation for which performance or payment the Borrower is liable under this Agreement. The Guaranty also secures all future extensions and renewals of all the obligations of the Borrower under this Agreement. It also secures all other notes and other documents that the Borrower may issue, execute, consent or accept in the future, in substitution, supplement or replacement of or in addition to those issued, executed, consented or accepted by the Borrower according to this Agreement. The occurrence of any Default by the Borrower that remains unremedied will make all obligations of this Agreement immediately and irrevocably due with respect to the Guarantors.

The Guarantors acknowledges and undertakes that:

(a)	their obligations as joint and several surety are inalterable and will remain in full force and effect regardless of any changes or amendments to the guaranteed obligations, until all obligations under this Agreement have been fulfilled;

(b)	unless otherwise provided in this Agreement, until the date all obligations under this Agreement have been fulfilled, they will not exercise any legal, contractual or

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other subrogation right to which they may be entitled because of any payment made to the Lender; and

(c)	all obligations owed to them by the Borrower will be subordinated to the complete and prompt fulfillment by the Borrower of all obligations under this Agreement.

The Guarantors hereby resign the benefits of discussion and retraction (beneficios de excusión y retractación) referred to in the Civil Code of Chile.

The Guarantors shall execute a public deed in Spanish in the form attached hereto as exhibit 4.

The Lender hereby accepts the Guaranty.

The parties acknowledge that the Guaranty was requested by the Lender as a necessary and essential requirement for the granting of the Loan and the execution of this Agreement.

13.2	It has been stated that the guarantees from SQH and Ponce are limited to 51% of the amount of the loan to be made hereunder, and interest payable thereon.

If Guarantors, jointly or severally, honor their guarantee as provided for in this Agreement, then, by virtue of law (and notwithstanding the provisions of the guarantees and this Agreement), the Guarantors are entitled to be reimbursed by the Borrower in an amount equal to the aggregate sum paid to the Lender by the Guarantors.

However, in this scenario the following provisions shall apply: (i) meanwhile the Guarantors have not honor their guarantee in full (51% of the amounts due and payable hereunder), they shall be prevented to claim a reimbursement from the Borrower before the Loan has been fully repaid; (ii) once Guarantors have honor their guarantee in full, any subsequent availability of funds of the Borrower shall be paid or reimbursed to Lender and Guarantors, as the case may be, in the proportion of 49% and 51% respectively, until the full repayment and reimbursements of the amounts due; (iii) in the scenario of (ii) above, the Lender shall not be entitled to collect from the Borrower a proportion of any funds available in the Borrower in excess of 49% of such funds; (iv) for purposes of this paragraph, SQH and Ponce grant an irrevocable power of attorney to the Lender, in order that the latter collects from the Borrower any available funds for reimbursing the amounts paid by the Guarantors. Any amounts collected by the Lender under this power of attorney and any other amount collected by the Lender under the terms of this Agreement shall be distributed between Lender and Guarantors as provided for in (ii) above in the proportion of 49% and 51% respectively.

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14    FEES AND EXPENSES

14.1   Expenses

The Borrower shall on demand pay all expenses incurred by the Lender (including legal, valuation and accounting fees) and any VAT on those expenses:

(a)	in connection with the granting of any release, waiver or consent or in connection with any amendment or variation of this Agreement; and

(b)	in enforcing, perfecting, protecting or preserving (or attempting so to do) any of its rights, or in suing for or recovering any sum due from the Borrower or any other person under this Agreement.

14.2   Documentary Taxes indemnity

The Borrower shall reimburse the Lender on demand for all stamp, documentary, registration or other like duties or Taxes, payable by it in the Republic of Chile on or in connection with the enforcement of this Agreement and/or the Note before Chilean courts.

15    AMENDMENTS AND WAIVERS

15.1   Written Amendment

No term of this Agreement may be amended or waived without the written agreement of the Borrower and the Lender.

15.2   No implied waivers; remedies cumulative

No remedy conferred in this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise. No course of dealing or failure or delay by the Lender in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, or otherwise in prejudice thereof. The rights of the Lender under this Agreement can only be waived by an instrument executed by the Lender expressly indicating which rights are being waived.

16    MISCELLANEOUS

16.1   Severance

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

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(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

16.2   Counterparts

This Agreement may be executed in any number of counterparts and this shall have the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

17    NOTICES

17.1   Method

Each notice or other communication to be given under this Agreement shall be given in writing in English and, unless otherwise provided, shall be made by fax or letter.

17.2   Delivery

Any notice or other communication to be given under this Agreement shall (unless the Lender, the Borrower or the Guarantor has by 15 days’ written notice to the other specified another address) be given to the Lender or the Borrower at the respective addresses given in clause 17.3.

17.3   Addresses

The address and fax number of the Borrower, the Lender and the Guarantor are:

(A)	the Borrower:

Inversiones SQNH S.A.
Paulino Alfonso Nº 331
Santiago
Chile
Attention: Roberto Guzmán Lyon
Phone: (562) 672-1078
Fax: (562) 672-1078

with a copy to:

Jorge Araya Cabrera
Paulino Alfonso Nº 331
Santiago-Centro

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Attention: Jorge Araya Cabrera
Phone: (562) 633-5007
Fax: (562) 664-3526

(B)	the Lender:

Norsk Hydro Holland B.V
Industrieweg 10
4145 HJ Sluiskil
Attention: Eddy ten Berge
Phone: (32)27735211
Fax: (32)27735231

with a copy to:

Norsk Hydro ASA
Legal Department
0240 Oslo, Norway
Attention: Lars Lothe, Esq
Phone: (47)22532377
Fax: (47)22537582

(C)	the Guarantors:

Inversiones SQ Holding S.A.
Paulino Alfonso Nº 331, Santiago-Centro
Santiago
Chile
Attention: Roberto Guzmán Lyon
Phone: +562 672-1078
Fax: (56-2) 672-1078

with a copy to:

Jorge Araya Cabrera
Paulino Alfonso Nº 331, Santiago-Centro
R.U.T.:4.413.002-5
Phone: +562 633-5007
Fax: +562 664-3526

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Mr. Julio Ponce Lerou
R.U.T.: 4.450.719-9
El Trovador 4825 piso 6º, Las Condes, Santiago
Phone: +562 425-2484
Fax: +562 425-2492

with a copy to:

Roberto Guzmán Lyon
4.774.252-8
Moneda 920 oficina Nº705, Santiago-Centro, Santiago
Phone:+562 672-1078
Fax: +562 672-1078

17.4   Deemed receipt

Any notice or other communication given by the Lender shall be deemed to have been received:

(a)	if sent by fax, with a confirmed receipt of transmission from the receiving machine, on the day on which transmitted;

(b)	in the case of a written notice given by hand, on the day of actual delivery; and

(c)	if posted to a location within Chile, on the second Business Day following the day on which it was dispatched by first class mail postage prepaid;

(d)	if posted to a location outside Chile, on that Business Day following the day on which it was properly dispatched by airmail postage prepaid falling the number of days which is customarily required for an envelope posted from within Chile to that location;

provided that a notice given in accordance with the above but received on a day which is not a Business Day or after normal business hours in the place of receipt shall only be deemed to have been received on the next Business Day.

Any notice or other communication given to the Lender shall be deemed to have been given only on actual receipt.

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18    ASSIGNMENTS AND TRANSFERS

18.1   Benefit of agreement

This Agreement shall be binding upon and inure to the benefit of each party and its successors and assigns.

18.2   Assignments and transfers by Borrower

The Borrower shall not be entitled to assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

18.3   Assignments and transfers by Lender

The Lender may assign or transfer any of its rights and benefits under this Agreement to any affiliate of the Lender without the prior written consent of the Borrower, provided that the assignee shall not become a holder in due course as a result of such assignment. Except as provided in the foregoing sentence, the lender shall not be entitled to assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Borrower.

19    INDEMNITIES

19.1   Currency indemnity

Any payment made to or for the account of or received by the Lender in respect of any moneys or liabilities due, arising or incurred by the Borrower to the Lender in a currency (the “Currency of Payment”) other than the currency in which the payment should have been made under this Agreement (the “Currency of Obligation”) in whatever circumstances (including as a result of a judgment against the Borrower) and for whatever reason shall constitute a discharge to the Borrower only to the extent of the Currency of Obligation amount which the Lender, as the case may be, is able on the date of receipt of such payment (or if such date of receipt is not a Business Day, on the next succeeding Business Day) to purchase with the Currency of Payment amount at its spot rate of exchange (as conclusively determined by the Lender) in the London foreign exchange market.

If the amount of the Currency of Obligation which the Lender is so able to Purchase falls short of the amount originally due to the Lender under this Agreement, then the Borrower shall immediately on demand indemnify the Lender against any loss or damage arising as a result of that shortfall by paying to the Lender that amount in the Currency of Obligation certified by the Lender as necessary so to indemnify it.

The indemnity in this clause 19.1 shall constitute a separate and independent obligation from the other obligations contained in this Agreement, shall give rise to a separate and

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independent cause of action, shall apply irrespective of any indulgence granted from time to time and shall continue in fall force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due under this Agreement or under any such judgment or order.

The certificate of the Lender as to the amount of any loss or damage sustained or incurred by it shall be conclusive and binding on the Borrower in the absence of manifest error.

19.2   Default indemnity

The Borrower shall pay to the Lender on demand any out of pocket costs or fees which the Lender has actually incurred as a consequence of a Default hereunder.

20    GOVERNING LAW

This Agreement is governed by and shall be construed in accordance with the laws of the state of New York.

21    JURISDICTION

21.1   Courts

The parties to this Agreement hereby irrevocably submit to the non-exclusive jurisdiction of the state or federal courts of the state of New York and the courts of the Commune of Santiago, Chile, with respect to all matters relating to this Agreement.

21.2   Borrower process agent

The Borrower hereby irrevocably appoints CT Corporation System (the “Borrower Process Agent”), with an office on the date hereof at 111 Eight Avenue, 13th Floor, New York, New York 10011, United States of America as its agent to receive on behalf of the Borrower and its property service of copies of the summons and complaints and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Borrower Process Agent at the Borrower Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Borrower Process Agent to accept such service on its behalf.

21.3   Guarantor process agent

The Guarantors hereby irrevocably appoints CT Corporation System (the “Guarantors’ Process Agent”), with an office on the date hereof at 111 Eight Avenue, 13th Floor, New York, New York 10011, United States of America, as its agent to receive on behalf of the Guarantors and their property service of copies of the summons and complaints and any other process which may be served in any such action or proceeding. Such service may be

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made by mailing or delivering a copy of such process to the Guarantors in care of the Guarantors’ Process Agent at the Guarantors’ Process Agent’s above address, and the Guarantors hereby irrevocably authorize and direct the Guarantors’ Process Agent to accept such service on its behalf.

21.4   Service of process

Nothing in this section 21 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or its property or the Guarantors or their property in the courts or other jurisdictions, including, without limitation, the courts sitting in the Commune of Santiago, Chile.

22    ENGLISH LANGUAGE

This Agreement, the Note and all other documents executed in connection with the Facility shall be in the English language. Except in connection with the enforcement hereof in Chile as may be required by Chilean law or as otherwise contemplated by this Agreement, any non-English translation of this Agreement shall have no legal validity. All documents, certificates, reports or notices to be delivered or communications to be given or made by any party hereto pursuant to the terms of this Agreement or any other Facility document shall be in the English language or, if originally written in another language, shall be accompanied by an accurate English translation upon which the other parties hereto shall have the right to rely for all purposes of this Agreement and the other Facility documents.

IN WITNESS whereof the parties have caused this Agreement to be duly executed on the date set out above.

LENDER:

NORSK HYDRO HOLLAND B.V

By: /s/ Pablo Iacobelli del Rió

Name: Pablo Iacobelli del Rió

Title: Attorney-in-fact

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BORROWER:

INVERSIONES SQNH S.A.

By: /s/ Roberto Guzmán Lyon

Name: Roberto Guzmán Lyon

Title: Attorney-in-fact

LENDER:

By: /s/ Paul Peter Aas

Name: Paul Peter Aas

Title: Attorney-in-fact

GUARANTORS:

INVERSIONES SQ HOLDING S.A.

By: /s/ Roberto Guzmán Lyon

Name: Roberto Guzmán Lyon

Title: Attorney-in-fact

JULIO PONCE LEROU

/s/ Julio Ponce Lerou

SCHEDULE 1

CONDITIONS PRECEDENT

1.	A certified copy of the public deed and by-laws of the Borrower and SQH.

2.	A certified copy of the board minutes and resolutions of the Borrower and SQH approving and authorizing the execution, delivery and performance of this Agreement on the terms and conditions of this Agreement and authorizing a person or persons to sign or otherwise attest the due execution of this Agreement and any other documents to be executed or delivered by the Borrower and SQH pursuant to this Agreement together with a certificate of a duly authorized officer of the Borrower and SQH setting out the names and signatures of the persons authorized to sign such documents on behalf of the Borrower.

3.	An opinion of Chilean legal counsel acceptable to the Lender in respect of this Agreement.

4.	The Pledge of the Pledged Shares.